Exhibit 99.1
NeuroMetrix Appoints Brad Fluegel to its Board of Directors

WOBURN, Mass., June 28, 2022 (GLOBE NEWSWIRE) -- NeuroMetrix, Inc. (Nasdaq: NURO) today announced the appointment of Bradley M. Fluegel to its Board of Directors, effective as of July 1, 2022.

Mr. Fluegel has a broad commercial and advisory background with concentrated industry experience in healthcare and medical technology. He has held numerous leadership roles over the past 25+ years, primarily in healthcare strategy and business development. Most recently, Mr. Fluegel was Senior Vice President, Chief Healthcare Commercial Market Development Officer for Walgreens Co. In this role he was responsible for leading all commercial healthcare activities, including sales and contracting, biopharma relationships, retail clinics, clinical affairs, new service development and market planning. Prior to this role, he served as Walgreens’ Chief Strategy and Business Development officer. Mr. Fluegel is a senior advisor to Walgreens.

Previously, Mr. Fluegel was executive in residence at Health Evolution Partners. Earlier in his career, he was Executive Vice President, Chief Strategy and External Affairs Officer at Wellpoint (now Elevance Health), Senior Vice President of National Accounts and Vice President, Enterprise Strategy at Aetna, CEO for Reden & Anders (Optum Consulting) and principal at Tillinghast-Towers Perrin, a clinical, actuarial and management consulting practice serving the health care industry.

Mr. Fluegel currently serves on the Boards of Directors of Performant Financial Corporation, Premera Blue Cross, AdhereHealth and the Metropolitan Jewish Health System in New York City. Mr. Fluegel was also on the Boards of Fitbit and Itamar Medical, both Nasdaq traded companies, until they were recently acquired. Mr. Fluegel earned a master’s degree in public policy from Harvard University and a bachelor’s degree in business administration from the University of Washington. He is a lecturer in the Health Care Management Department at the Wharton School of the University of Pennsylvania.

“We are pleased to welcome Brad to the NeuroMetrix Board of Directors” said Shai N. Gozani, M.D., Ph.D., Chairman and Chief Executive Officer. "His extensive strategic and operational experience in value-based care, medical technology, digital health and overall thought leadership in healthcare aligns well with the key elements of our growth strategy. “We look forward to working closely with Brad and leveraging his leadership and insights for the benefit of the Company.”

“NeuroMetrix presents the exciting challenge of a commercial stage company with unique products that address large and important unmet needs in the areas of neurology and chronic pain,” said Mr. Fluegel. “I look forward to working with the NeuroMetrix team as the company grows and continues to positively impact the lives of individual patients and more broadly, population health."

About NeuroMetrix

NeuroMetrix is an innovation-driven company with a mission to improve individual and population health through innovative medical devices and technology solutions for neurological disorders and pain syndromes. The Company has three commercial products. DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies. Quell® is a wearable neuromodulation technology indicated for treatment of fibromyalgia symptoms and chronic lower extremity pain. For more information, visit www.NeuroMetrix.com.

Source: NeuroMetrix, Inc.
Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com